As filed with the Securities and Exchange Commission on November 26, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APPLIED DIGITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	95-4863690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3811 Turtle Creek Boulevard, Suite 2100 Dallas, TX	75219
(Address of Principal Executive Offices)	(Zip Code)

Applied Digital Corporation

2024 Omnibus Equity Incentive Plan
(Full title of the plan)

Wesley Cummins

Chief Executive Officer

Applied Digital Corporation

3811 Turtle Creek Boulevard, Suite 2100

Dallas, Texas 75219

(Name and address of agent for service)

Tel: 214-427-1704

(Telephone number, including area code, of agent for service)

With a copy to:

Steven E. Siesser, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 204-8688

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Applied Digital Corporation, a Nevada corporation (the “Company”), to register (i) 10,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), newly reserved for issuance under the Applied Digital Corporation 2024 Omnibus Equity Incentive Plan (the “Plan”), which was approved by the Company’s Board of Directors on October 8, 2024 and by its stockholders on November 20, 2024, and (ii) 2,000,000 shares of Common Stock that may be issued pursuant to the Plan as a result of the share “recycling” provisions under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement and will be sent or given to employees in accordance with the provisions of Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the Commission on August 30, 2024;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2024, filed with the Commission on October 9, 2024;

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on June 5, 2024, June 7, 2024, June 11, 2024, June 17, 2024, July 2, 2024, July 9, 2024, July 29, 2024, August 14, 2024, August 30, 2024, September 10, 2024, September 27, 2024, October 15, 2024, October 24, 2024, October 30, 2024, October 31, 2024, November 5, 2024, November 14, 2024, and November 21, 2024, and our Current Reports on Form 8-K/A filed with the SEC on June 6, 2024, June 10, 2024 and September 4, 2024 (other than any portions thereof deemed furnished and not filed);

(d)	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on October 23, 2024, as supplemented by the Definitive Additional Materials filed with the SEC on November 15, 2024; and

(e)	The description of our common stock, par value $0.001 per share, in our Registration Statement on Form 8-A, filed with the Commission on April 11, 2022, including any amendment or reports filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.8 to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the Commission on August 30, 2024.

All documents, reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes, or NRS, provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless the presumption that it is acting in good faith and on an informed basis with a view to the interests of the corporation has been rebutted, and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our Second Amended and Restated Articles of Incorporation, as amended, provide that no director or officer shall have any personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts that involve intentional misconduct, fraud, or a knowing violation of the law or (ii) the payment of dividends in violation of Nevada corporate law.

Section 78.7502(1) of the NRS provides that a corporation may indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he is not liable pursuant to NRS 78.138 or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS 78.7502(2) permits a corporation to indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, or any claim, issue or matter in such action.

NRS 78.751 provides that the indemnification pursuant to NRS 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled (except that indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of the law and such intentional misconduct, fraud or a knowing violation of the law was material to the cause of action) and that the indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. NRS 78.752 permits a corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Third Amended and Restated Bylaws, as amended (the “Bylaws”), provide that the Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments and fines incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Second Amended and Restated Articles of Incorporation, as amended from time to time. (Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the SEC on August 2, 2023).
4.2	Certificate of Amendment to the Certificate of Designations for the Series E Redeemable Preferred Stock. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2024).
4.3	Certificate of Amendment, dated June 11, 2024, to Second Amended and Restated Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 11, 2024).
4.4	Certificate of the Designations, Powers, Preferences and Rights of Series F Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 30, 2024).
4.5	Third Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2024).
4.6	Certificate, Amendment or Withdrawal of Designation, relating to the Series A Preferred Stock, filed with the Secretary of State of Nevada on October 21, 2024 (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 24, 2024).
4.7	Certificate, Amendment or Withdrawal of Designation, relating to the Series B Preferred Stock, filed with the Secretary of State of Nevada on October 21, 2024 (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 24, 2024).
4.8	Certificate, Amendment or Withdrawal of Designation, relating to the Series D Preferred Stock, filed with the Secretary of State of Nevada on October 21, 2024 (Incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed with the SEC on October 24, 2024).
4.9	Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Restrictions of Series E-1 Preferred Stock filed with the Secretary of State of the State of Nevada on November 8, 2024. (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2024).
4.10	Certificate of Amendment, dated November 20, 2024, to Second Amended and Restated Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
4.11	Applied Digital Corporation 2024 Omnibus Equity Incentive Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
4.12	Form of Incentive Stock Option Grant Agreement (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
4.13	Form of Nonqualified Stock Option Grant Agreement (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
4.14	Form of Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
4.15	Form of Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
4.16	Form of Performance Stock Unit Award Agreement (Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed with the SEC on November 21, 2024).
5.1*	Opinion of Snell & Wilmer L.L.P.
23.1*	Consent of Independent Registered Public Accounting Firm (Marcum LLP).
23.2*	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on the day of November 26, 2024.

APPLIED DIGITAL CORPORATION

By:	/s/ Wes Cummins
Name:	Wes Cummins
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of Applied Digital Corporation, a Nevada corporation (the “Company”), and the undersigned Directors and Officers of the Company hereby constitute and appoint Wes Cummins and Saidal Mohmand as the Company’s or such Director’s or Officer’s true and lawful attorneys-in-fact and agents, for the Company or such Director or Officer and in the Company’s or such Director’s or Officer’s name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement, and to file each such amendment to this Registration Statement, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the Company or such Director or Officer might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Wes Cummins	Chief Executive Officer and Chairman	November 26, 2024
Wes Cummins	(Principal Executive Officer)

/s/ Saidal Mohmand	Chief Financial Officer	November 26, 2024
Saidal L. Mohmand	(Principal Financial Officer and Principal Accounting Officer)

/s/ Chuck Hastings	Director	November 26, 2024
Chuck Hastings

/s/ Douglas Miller	Director	November 26, 2024
Douglas Miller

/s/ Richard Nottenburg	Director	November 26, 2024
Richard Nottenburg

/s/ Rachel Lee	Director	November 26, 2024
Rachel Lee

/s/ Ella Benson	Director	November 26, 2024
Ella Benson